Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in the registration statements (File Nos. 333-18929 and 333-82953) on Form S-3 and the registration statements (File Nos. 333-108162, 333-39299, 33-32692, 2-66654, 33-54084, 333-118976, 333-118977 and
333-124964) on Form S-8 of Noble Energy, Inc. of the reference to Netherland, Sewell & Associates, Inc. In the Annual Reports on Form 10-K for the years ended December 31, 2004, 2003, and 2002 of Patina Oil & Gas Corporation and its subsidiaries, filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Frederic D. Sewell
Frederic D. Sewell
Chairman and Chief Executive Officer

Dallas, Texas
July 27, 2005